Bullion Monarch Mining Names Barrick as Additional Defendant in Pending Litigation against Newmont

For Immediate Release

Orem, Utah - Bullion Monarch Mining Inc., (OTCBB:BULM) a natural resource exploration and development company has named Barrick Goldstrike Mines and Barrick Gold Corporation (collectively referred to as “Barrick”) as defendants in their pending litigation against Newmont USA Limited (Newmont).   This lawsuit is regarding unpaid royalties from a 256 square mile area of interest in the renowned Carlin Gold Trend in Northeastern Nevada (the largest gold producing region in the United States).

This matter involves Bullion Monarch Mining’s assertion that pursuant to a 1979 agreement between predecessors of Bullion and Newmont, additional royalties are owed. In that agreement, Bullion ceased mining and exploration activities in the Lynn Mining District in Northern Eureka County in Nevada and in a defined multiple square mile area of interest surrounding that area. In return, Newmont (through its predecessor), as claimed by Bullion, agreed to pay Bullion a one percent royalty on any production in the Lynn Mining District and the area of interest that was described in the Agreement.

Naming Barrick as a defendant was deemed necessary after Bullion Monarch’s counsel received information and documents from Newmont and Barrick regarding a joint venture between them that was dissolved in approximately 1999. The information and documents received from Newmont and Barrick indicate that Newmont and Barrick knew of the royalty obligation to Bullion and suggest that Barrick may also be responsible for the royalties owed to Bullion.

Bullion Monarch Mining’s CEO R. Don Morris states, “My father and I pioneered this area many years ago and although my father passed a long time ago, I have a responsibility to him and our shareholders to hold Newmont and Barrick to our agreements.” Further he notes, “Bullion contracted with Robinson, Belaustegui, Sharp and Low to litigate the lawsuit on a contingency basis.  This protects our Company against the high legal costs associated with collecting from two huge, multi-national corporations.”  Bullion’s current royalty payments are not part of this lawsuit and therefore are not at risk.  For additional information regarding this lawsuit please contact Clayton P. Brust of Robison, Belaustegui, Sharp and Low in Reno, Nevada at (775)329-3151.

For Investor relations please visit our website www.bullionmm.com or call Rob Morris at (801) 426-8111

Forward Looking Statements

Any forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.